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                                                                    Exhibit 23.1

                              Consent of KPMG LLP

The Board of Directors
NVIDIA Corporation:

We consent to incorporation by reference in this registration statement on Form S-8 of NVIDIA Corporation of our report dated March 6, 2000, except note 12 which is as of June 26, 2000, relating to the balance sheets of NVIDIA Corporation as of January 31, 1999 and January 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, the one-month period ended January 31, 1998, and each of the years in the two-year period ended January 30, 2000, and the related schedule, which report appears in the Prospectus, dated October 6, 2000, that forms part of the Registration Statement on Form S-3 (No. 333-33560) of NVIDIA Corporation.

                                                                    /s/ KPMG LLP

Mountain View, California
December 7, 2000